Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HIGHER ONE HOLDINGS, INC.

WINCHESTER ACQUISITION HOLDINGS CORP.

and

WINCHESTER ACQUISITION CORP.

June 29, 2016

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2016, is entered into by and among HIGHER ONE HOLDINGS, INC., a Delaware corporation (the “Company”), WINCHESTER ACQUISITION HOLDINGS CORP., a Delaware corporation (“Parent”), and WINCHESTER ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $5.15 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following consummation of the Offer;

WHEREAS, the Company Board has (a) unanimously determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders (other than Parent and its Subsidiaries), (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (c) determined to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

Article 1
DEFINITIONS

Section 1.01	Definitions.

(a)     As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, or more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives; provided, however, that such confidentiality agreement shall not be required to include standstill provisions.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to the acquisition of at least fifteen percent (15%) of the assets of, equity interests in or business (as determined by reference to consolidated revenues) of the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, if the Company or Parent were to have an Affiliate that is a private equity fund, the portfolio companies of such fund (other than the Company, Parent or Merger Sub, as the case may be) would be deemed not to be Affiliates of the Company or Parent.

“Ancillary Commercial Licenses” has the meaning set forth in the definition of “Permitted Liens.”

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation, Order, Permit or common law or other similar requirement enacted, adopted, promulgated, issued or applied by any Governmental Authority each as amended and now and hereafter in effect.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2015.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and related consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity of the Company as of and for the fiscal years ended December 31, 2015 and December 31, 2014 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Units and the Company Restricted Shares.

“Company IP Rights” means all Intellectual Property owned or purported to be owned by the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets (tangible or intangible) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would prevent or materially delay the Company from consummating the Transactions; provided, however, that no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of, or results from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing: (A) general economic or business conditions in the United States or elsewhere in the world; (B) the credit, debt, financial or capital markets or interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any national or international political conditions, any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (E) any hurricane, flood, tornado, earthquake or other natural disaster; (F) changes in any Applicable Law or GAAP; (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, and any securities analyst downgrade of the Company’s securities (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (I) the public announcement or pendency of this Agreement, the Offer, the Merger or the anticipated consummation of the Offer or the Merger (including the identity of Parent as the acquirer of the Company), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors, partners or Governmental Authorities or governmental officials; (J) any action required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement or the CUBI Agreements or the failure to take any action by the Company or any of the Company Subsidiaries if that action is prohibited by this Agreement or the CUBI Agreements; or (K) any Stockholder Litigation; provided, further, that any Effect referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the other companies that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Restricted Share” means a restricted share of Company Common Stock granted pursuant to the Company Stock Plans.

“Company Restricted Stock Unit” means a restricted stock unit with respect to shares of Company Common Stock granted pursuant to the Company Stock Plans, whether or not subject to any performance-based vesting or other performance conditions and whether settled in cash or Shares.

“Company Software Products and Services” means the Software that is owned or purported to be owned by the Company and the Company Subsidiaries that is included in the products or services offered to customers by the Company and the Company Subsidiaries or internally used by the Company and the Company Subsidiaries.

“Company Stock Option” means an option to acquire shares of Company Common Stock, whether or not subject to any performance-based vesting or other performance conditions, granted pursuant to the Company Stock Plans.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Warrant” means a warrant to acquire shares of Company Common Stock granted on August 7, 2012.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules and the knowledge such individuals would have reasonably been expected to have acquired after due inquiry of such individual’s direct reports.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of June 23, 2015, between Providence Equity Partners L.L.C and the Company (it being understood that Parent and Merger Sub hereby agree to be bound by the Confidentiality Agreement as if they were Providence Equity Partners L.L.C. and that all references in this Agreement to the Confidentiality Agreement shall take into account this agreement by Parent and Merger Sub to be so bound).

“Contract” means any legally binding written or oral contract, agreement or other legally binding instrument, obligation, arrangement or understanding of any kind, including any legally binding note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Facility” means the Credit Agreement, dated as of October 16, 2012, among Higher One, Inc., its Subsidiaries, Bank of America, N.A., other lenders party thereto and Merrill Lynch, Pierce Fenner & Smith Incorporated, as amended; provided that, for the avoidance of doubt, such amendments or modifications are subject to Section 6.01(b)(ix).

“CUBI Agreements” means that certain Asset Purchase Agreement, dated as of December 15, 2015, by and among the Company, Higher One, Inc., Customers Bank and Customers Bancorp, Inc., together with the agreements and transactions contemplated thereby (including the Transition Service Agreement, dated as of June 15, 2016, between Higher One, Inc. and Customers Bank), including any amendments or modifications thereto; provided that, for the avoidance of doubt, such amendments or modifications are subject to Section 6.01(b)(xxi).

“Customer Licenses” has the meaning set forth in the definition of “Permitted Liens.”

“Data Analytics Agreement” means that certain Asset Purchase Agreement, dated as of October 14, 2015, by and between Higher One, Inc. and CL NewCo, Inc., together with the agreements and transactions contemplated thereby, including any amendments or modifications thereto; provided that, for the avoidance of doubt, such amendments or modifications are subject to Section 6.01(b)(xxi).

“Data Room” means the electronic data site established for Project Winchester by Intralinks on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Existing Title Policy” means that certain Leasehold Owner Policy No. 106170325CTO dated February 23, 2011 issued by the Title Company, as modified by Endorsement dated December 9, 2011 and Endorsement dated November 1, 2013.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Order” means the Consent Order, Order for Restitution and Order to Pay Civil Money Penalty issued to the Company by the FDIC on December 23, 2015.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“FRB” means the Board of Governors of the Federal Reserve System.

“FRB Order” means the Order to Cease and Desist and Order of Assessment of Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, as amended, issued to the Company by the FRB on December 23, 2015.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing; provided, however, that no public educational institution which is a customer of the Company shall be deemed to be a Governmental Authority hereunder to the extent acting in its capacity as a customer of the Company.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, as of the date of determination, any indebtedness or obligations of such Person, including the principal amount, plus any related accrued and unpaid interest, fees, prepayment premiums, reimbursements, damages, costs of unwinding, penalties, make-whole amounts or other accrued and unpaid payment obligations, for or in respect of (i) any indebtedness for borrowed money, including any such indebtedness for borrowed money under a credit facility, (ii) any bonds, notes, debentures, mortgages or other debt securities or similar instruments, (iii) any lease obligations required to be capitalized under GAAP, (iv) any obligations issued or assumed as the deferred purchase price of property, assets, goods or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations and trade payables of such Person incurred in the ordinary course of business consistent with past practice), (v) any swap, hedging or similar arrangements, (vi) any letters of credit, performance bonds, bankers acceptances or similar obligations and (vii) any guarantees of any of the foregoing; provided, however, that, with respect to the Company, “Indebtedness” shall be deemed not to include any intercompany Indebtedness owing by the Company to any of its wholly-owned Subsidiaries, by a wholly-owned Subsidiary of the Company to the Company or by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company.

“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues and counterparts claiming priority therefrom (collectively, “Patents”), and inventions, whether or not patentable; (ii) trademarks, service marks and trade dress (collectively, “Marks”) and Internet domain names; (iii) copyrights and copyrightable works (collectively, “Copyrights”); (iv) computer programs, whether embodied in software, firmware or otherwise, including application programming interfaces, (whether in source code, object code, executable code or human readable form) (collectively, “Software”); and (v) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law) and confidential know-how and information (collectively, “Trade Secrets”); as well as, in (i) – (v) above, any registrations of, applications for registration and renewals and extensions thereof with or by any Governmental Authority in any jurisdiction.

“IRS” means the Internal Revenue Service.

“JTDA” means the Joinder of Transfer and Development Agreement by and among Real Property Holdco, Olin Corporation, U.S. Repeating Arms Company, Inc., Science Park Development Corporation, et al. in connection with that certain Ground Lease, dated as of February 18, 2011, by and between SPDC Tract A, LLC, a Connecticut limited liability company, as lessor, and Real Property Holdco, as lessee, for premises located at 275 Winchester Avenue and 115 Munson Street, New Haven, Connecticut.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, not less than two (2) days prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material IP Development Contract” means any material Contract pursuant to which any Intellectual Property right is or has been developed for or assigned to the Company or any of the Company Subsidiaries, by any other Person.

“NYSE” means The New York Stock Exchange.

“Off-the-Shelf Software” means any commercially available Software or software-as-a-service.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, does or would reasonably be expected to prevent or materially delay Merger Sub or Parent from performing any of its material obligations under this Agreement, including consummating the Transactions.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Audited Balance Sheet, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet, to the extent required by GAAP, and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by any current use, occupancy or activity conducted by, and do not require material expenditures by, the Company or any of the Company Subsidiaries, (v) non-exclusive licenses to Intellectual Property granted expressly or implicitly in the ordinary course of business (A) in connection with the sale, lease or transfer of products or services of the Company or any of the Company Subsidiaries to end users (such licenses “Customer Licenses”) or (B) that are ancillary to commercial Contracts (such licenses “Ancillary Commercial Licenses”), and (vi) other than the Liens described in the other clauses of this definition, all exceptions, restrictions, easements, imperfections of title, charges, rights of way and other similar Liens that do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of or materially impair the present or continued use and operation of the affected assets or require material expenditures by the Company or any of the Company Subsidiaries; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof).

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, criminal prosecution, SEC “Wells” process or investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of any such investigation), in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Raymond James” means Raymond James Financial, Inc.

“Real Property Holdco” means Higher One Real Estate SP, LLC, a Delaware limited liability company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Superior Proposal” means an Acquisition Proposal (provided, that for this purpose, the reference to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “seventy-five percent (75%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality (including with respect to financing) and the timing and likelihood of consummation of such proposal), (i) is on terms that are more favorable to the stockholders of the Company than the Transactions (including after giving effect to the Proposed Changed Terms, if such terms are proposed by Parent in accordance with Section 6.02(e)(ii)) from a financial point of view and (ii) is reasonably likely to be consummated on a timely basis.

“Tax” means any federal, state, local or non-U.S. taxes, of any kind whatsoever, however denominated, including any income, franchise, profits, gross receipts, transfer (including controlling interest), registration, excise, property, sales, use, value-added, ad valorem, license, capital stock, capital gains, employment, disability, unemployment, payroll, withholding, social security, severance, occupation, import, customs, duties, stamp, alternative, add-on minimum, environmental, or estimated taxes, duties, levies, fees or charges (including, in each case, any interest, penalty or addition applicable thereto).

“Tax Return” means any report, return, document, declaration, claim for refund, information return or statement filed (or required to be filed) with respect to Taxes (including any amendments thereto and including any schedule or statement thereto).

“Taxing Authority” means, with respect to any Tax, any Governmental Authority that imposes such Tax (including the agency (if any) charged with the collection or administration of such Tax for such Governmental Authority).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Title Company” means First American Title Insurance Company.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2016.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company for the three (3) months ended March 31, 2015 and March 31, 2016 (including, in each case, any related notes thereto).

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Board Recommendation	4.03(b)
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Closing	2.03
Company	Preamble
Company Common Stock	Recitals
Company Data	4.21(e)
Company Disclosure Schedules	Article 4
Company Employee Plan	4.17(a)

Term	Section

Company Employees	4.17(a)
Company Preferred Stock	4.06(a)
Company-Related Parties	9.04(h)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Stock Plans	4.06(b)
Compensation Arrangements	4.03(c)
Continuing Employees	6.06(a)
Current Premium	6.10(a)
D&O Indemnification Agreement	6.10(b)
Data Protection and Privacy Rules	4.21(e)
DGCL	Recitals
Dissenting Shares	2.07
Effective Time	2.04(b)
End Date	8.01(b)(i)
Equity Commitment Letter	5.11
Equity Financing	5.11
Indemnified Party	6.10(b)
Insurance Policies	4.19
Intentional and Material Breach	8.02
Lease Agreement	4.22(b)
Material Contracts	4.15
Material Lease Agreement	4.22(b)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Price	Recitals
Parent	Preamble
Parent Benefit Plans	6.06(a)
Parent Disclosure Schedules	Article 5
Parent Expenses	9.04(e)
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Personal Data	4.21(e)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(e)(ii)
Registered Company IP Rights	4.21(a)
Schedule 14D-9	2.02(a)

Term	Section

Schedule TO	2.01(f)
Section 16 Officer	6.06(e)
Share	Recitals
Sponsor	5.11
Stockholder List Date	2.02(b)
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.04(c)
Termination Fee	9.04(b)
Transactions	Recitals
Warrant Price	2.08(d)
WARN	4.18(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, and (iii) to “days” shall be calendar days unless otherwise indicated.

Article 2
THE OFFER AND THE MERGER

Section 2.01	The Offer.

(a)     Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than five (5) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

(b)      Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition or the Offer Condition set forth in clause (iv) of Exhibit A, (iv) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse to the Company (prior to the consummation of the Offer) or the holders of Shares, (v) extend the Offer (except as required or permitted by the other provisions of this Section 2.01), (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

(c)     Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 9:00 a.m. (New York City time) on the twenty-first (21st) business day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub (i) shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, may extend the Offer, without the Company’s consent, on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. If, as of each and every Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with this Agreement, then at the request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer Expiration Time on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the earlier of the End Date and the termination of this Agreement; provided further, that, if the Minimum Tender Condition is the sole then-unsatisfied Offer Condition as of any Offer Expiration Time, so long as the Minimum Tender Condition remains as the sole unsatisfied Offer Condition, Merger Sub shall only be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of twenty (20) Business Days.

(d)     Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no more than three (3) Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

(e)     Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a valid termination of this Agreement pursuant to Article 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with Applicable Law.

(f)     Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish Parent and Merger Sub all information concerning the Company required by Applicable Law to be set forth in the Offer Documents and all other information concerning the Company as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn or modified in accordance with the last sentence of Section 6.02(c) or Section 6.02(d), Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. Parent shall (A) give the Company reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (B) give reasonable and good faith consideration to any comments made by the Company, (C) promptly provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (D) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (E) give reasonable and good faith consideration to any comments made by the Company on any such responses.

(g)     Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 2.02	Company Actions.

(a)     Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with the last sentence of Section 6.02(c) or Section 6.02(d)) and shall (i) disseminate the Schedule 14D-9 to holders of Shares and (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by Applicable Law to be set forth in the Schedule 14D-9 and provide such other information and assistance with the preparation of the Schedule 14D-9 as may be reasonably requested by the Company. Prior to a Change in Recommendation, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and (ii) the Company shall (A) promptly provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.

(b)     Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly (and in no event later than three (3) Business Days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession containing information about the beneficial owners of the Shares as may be reasonably requested by Merger Sub for the purpose of communicating the Offer to such beneficial owners in accordance with Applicable Law, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares in accordance with Applicable Law (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:01 a.m., Eastern time, on the date of the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time and/or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 2.04	The Merger.

(a)     Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as soon as practicable after the Closing (but in any event on the Closing Date), Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL, and take all other necessary or appropriate actions to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be effected under Section 251(h); provided, however, that if, notwithstanding such express election to cause the Merger to be effected under Section 251(h) of the DGCL, the Merger may not be so effected for any reason, then the parties hereto shall take all actions necessary to cause the consummation of the Merger as promptly as practicable following the consummation of the Offer in a manner permitted by the DGCL that is not adverse to the stockholders of the Company or to Parent or Merger Sub.

(b)     Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)     Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

(d)     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders thereof or any other Person:

(a)     except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price without interest (the “Merger Consideration”);

(b)     each Share owned by the Company (including treasury shares), Parent, Merger Sub or any of their respective wholly-owned Subsidiaries immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(c)     each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.06	Surrender and Payment.

(a)     Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall have, or shall have taken all steps necessary to enable and cause the Surviving Corporation to, deposit with the Paying Agent the aggregate Merger Consideration to be held in trust for the benefit of the holders entitled to receive Merger Consideration and paid in respect of the Certificates (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Promptly after the Effective Time and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company agree prior to the consummation of the Offer) for use in such payment.

(b)     Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)     Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)     No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and, from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e)     Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration.

Section 2.07 Dissenting Shares. Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of the Certificate formerly representing such Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08	Treatment of Equity Awards.

(a)     Treatment of Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options any cash payments required to be made pursuant to this Section 2.08(a) within fifteen (15) days following the Closing Date.

(b)     Treatment of Company Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Restricted Stock Unit to receive (without interest) an amount in cash equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Stock Units any cash payments required to be made pursuant to this Section 2.08(b) within fifteen (15) days following the Closing Date.

(c)     Treatment of Company Restricted Shares. At the Effective Time, each Company Restricted Share outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Restricted Share to receive (without interest) an amount in cash equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Shares any cash payments required to be made pursuant to this Section 2.08(c) within fifteen (15) days following the Closing Date.

(d)     Treatment of Company Warrants. At the Effective Time, each Company Warrant, whether or not then exercisable, that is outstanding immediately prior to the Effective Time shall automatically, and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Warrant to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock that are acquirable under such Company Warrant multiplied by (y) the excess, if any, of the Merger Consideration, which the Board has determined as the value of the property received by the holder of a share of Company Common Stock as a result of the Merger, over the Warrant Price (as defined in the Company Warrant, the “Warrant Price”), less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.10; provided that any such Company Warrant with respect to which the Warrant Price is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Warrants any cash payments required to be made pursuant to this Section 2.08(d) within fifteen (15) days following the Closing Date.

(e)     Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.08(a), Section 2.08(b), Section 2.08(c) and Section 2.08(d) it being understood and agreed that from and after the Effective Time, no Company Equity Award holder or holder of Company Warrants shall have any right with respect to any Company Equity Award or Company Warrant other than to receive the payment provided for in this Section 2.08. As promptly as possible after the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.08.

Section 2.09 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

Article 3
THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law, except that the name of the Surviving Corporation included in the certificate of incorporation of the Surviving Corporation shall be Higher One Holdings, Inc.; provided that this Section 3.01 shall not limit the obligations set forth in Section 6.10 (Director and Officer Liability).

Section 3.02 Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law, except that the name of the Surviving Corporation included in the bylaws of the Surviving Corporation shall be Higher One Holdings, Inc.; provided that this Section 3.02 shall not limit the obligations set forth in Section 6.10 (Director and Officer Liability).

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2016 and prior to the date of this Agreement (other than as set forth in the forward looking statements or the risk factors contained therein or other disclosures that are predictive, cautionary or forward looking in nature, but it being understood and agreed that this clause (a) shall not qualify any of the representations or warranties included in Section 4.03, 4.06(a), 4.10 or 4.24), (b) with respect to Liabilities, operations and other matters that have been divested pursuant to the consummation of the transactions contemplated by the CUBI Agreements or for which the Company is entitled to indemnification pursuant to the CUBI Agreements or (c) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Schedules without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to such other numbered and lettered Section of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the state of Delaware. The Company has full power and authority required to carry on its business as now conducted in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Organizational Documents; Officers and Directors. The Company has Made Available correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation in any material respect of any such Organizational Documents. Section 4.02(b) of the Company Disclosure Schedules sets forth a correct and complete list of the officers and directors of the Company as of the date of this Agreement.

Section 4.03	Corporate Authorization.

(a)     Authority; Enforceability. The Company has full power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)     Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly and unanimously adopted resolutions (which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent and its Subsidiaries), (ii) approving this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer (the “Board Recommendation”), (iv) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Offer, the Merger, this Agreement and the Transactions and (v) authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

(c)     Compensation Arrangements. The Company has taken all action necessary to ensure that all payments to be made and benefits to be granted to any Company Employee in connection with the Transactions pursuant to any employment, compensation, severance, retention or other employee benefit arrangements (“Compensation Arrangements”) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or stock exchange rules and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of, or any resolutions adopted by, the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, including the FDIC Order and the FRB Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Material Contract or Material Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06	Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 20,000,000 of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation. At the close of business on June 28, 2016, (A) 48,676,224 Shares were issued and outstanding, of which no Shares are subject to any rights of the Company to repurchase upon termination of employment and 96,902 are Company Restricted Shares, (B) Company Stock Options to purchase an aggregate of 3,241,988 Shares were issued and outstanding, (C) Company Warrants to purchase an aggregate of 150,000 Shares were issued and outstanding, (D) Company Restricted Stock Units with respect to an aggregate of 1,414,399 Shares were issued and outstanding and (E) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b)    Section 4.06(b)(i) of the Company Disclosure Schedules sets forth, as of the close of business on June 28, 2016, a complete and correct list of (i) all outstanding Company Stock Options, including the number of Shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per Share, (ii) all outstanding Company Warrants, including the number of Shares subject to such Company Warrant, the issue date and the expiration date thereof, and the exercise price per Share, (iii) all outstanding Company Restricted Stock Units, including the name of the holder and the grant date and vesting schedule thereof and (iv) all outstanding Company Restricted Shares, including the name of the holder and the grant date and vesting schedule thereof. The Company stock plans set forth on Section 4.06(b)(ii) of the Company Disclosure Schedules (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards other than the Company Warrants are outstanding and no awards other than Company Stock Options, Company Restricted Stock Units and Company Restricted Shares were granted under the Company Stock Plans or otherwise other than the Company Warrants. With respect to each grant of a Company Equity Award, (A) each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and Applicable Law (including applicable stock exchange rules), (B) each such grant was properly accounted for substantially in accordance with GAAP in the Company’s financial statements and all other Applicable Law and (C) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value (as defined in the applicable Company Stock Plan) of a share of the Company Common Stock on the date of such grant. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans.

(c)     Except as set forth in this Section 4.06 and for changes since June 28, 2016 resulting from the exercise or settlement of Company Equity Awards and Company Warrants outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of the Company Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character to which the Company or a Company Subsidiary is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Stock Options, Company Warrants, Company Restricted Stock Units and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.08. No Company Subsidiary owns any Company Securities.

(d)     Since the Audited Balance Sheet Date, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and the Company Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07	Subsidiaries.

(a)     Identification of the Company Subsidiaries. Section 4.07(a) of the Company Disclosure Schedules contains a correct and complete list of each of the Company Subsidiaries as of the date hereof and, for each such Company Subsidiary, (i) the state or jurisdiction of incorporation or organization of such Company Subsidiary, (ii) the class and amount of authorized, issued and outstanding capital stock or other equity or voting interests of such Company Subsidiary as of the date hereof, (iii) the name of each shareholder or equity owner thereof as of the date hereof and (iv) the number of shares of capital stock or other equity or voting interests owned by each such holder as of the date hereof. The Company or another of the Company Subsidiaries is the sole record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Liens and there are no irrevocable proxies with respect to any such shares.

(b)     Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company or the Company Subsidiaries, or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.

(c)     Organizational Documents. The Company has Made Available to Parent true, correct and complete copies of the Organizational Documents as in effect as of the date hereof for each Company Subsidiary.

(d)     Organization; Qualification. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Company Subsidiary has all requisite power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary, to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the lack of such franchises, licenses, permits, authorizations and approvals, or failure to be so qualified or in good standing, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08	SEC Filings and the Sarbanes-Oxley Act.

(a)     The Company has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form or other document or filing required by the Securities Act or the Exchange Act to be filed or furnished by the Company since January 1, 2014 (together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required by the Exchange Act to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)     As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(c)     As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)     The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2014 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC, and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f)     With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q, included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications were complete and correct in all material respects as of their respective dates. The Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NYSE and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 4.09	Financial Statements; Internal Controls.

(a)     The Financial Statements included in the Company SEC Documents (i) were prepared in all material respects in accordance with the books and records of the Company and the Company Subsidiaries and (ii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP applied in all material respects on a consistent basis during the periods involved (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material, individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements)).

(b)     The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. Based on the most recent evaluation of such internal control prior to the date of this Agreement, the Company has disclosed to the Company’s audit committee of the Company Board all “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information and all fraud, whether or not material, that involves management or other employees who have a significant role in internal control.

(c)     The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)     Since January 1, 2014, to the Company’s Knowledge, the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.10 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein which were based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents.

Section 4.11 Absence of Certain Changes. Since the Audited Balance Sheet Date, and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would require the prior written consent of Parent under clauses (i), (iv), (v), (vi), (vii), (viii), (x), (xi), (xiii), (xv), (xvii) or (xxii) of Section 6.01(b).

Section 4.12 No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries, other than Liabilities (a) specifically stated and adequately reserved against in the Audited Balance Sheet, (b) incurred under this Agreement or in connection with the Transactions, (c) incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, (d) Liabilities under executory Contracts to which the Company or any of the Company Subsidiaries are bound, other than as a result of a breach thereof or (e) that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no more than $20,000,000.00 outstanding under the Credit Facility.

Section 4.13 Litigation. (a) There is no Proceeding pending against or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries and (b) neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order, which in either case, (i) would have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) as of the date hereof, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Offer, the Merger or the other Transactions. Section 4.13 of the Company Disclosure Schedules sets forth a true, correct and complete list of all Proceedings resolved or settled between January 1, 2014 and the date of this Agreement that would have been, but for such resolution or settlement, reasonably expected to have a Company Material Adverse Effect.

Section 4.14	Compliance with Applicable Law.

(a)     The Company and each of the Company Subsidiaries is and, since January 1, 2014, has been in compliance in all material respects with all Applicable Law, except to the extent any instances of non-compliances have been corrected, resolved or otherwise restored to material compliance with such Applicable Law. The Company and each of the Company Subsidiaries is and has been in compliance in all material respects with the FDIC Order and the FRB Order. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice since January 1, 2014 that remains unresolved (i) of any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, material amendment, cancellation, revocation, material suspension or material limitation of any material Permit and there have occurred no material defaults (with or without notice or lapse of time or both) under or material violations of any material Permits.

(c)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, no Representative or other Person associated with or acting directly or indirectly on behalf of the Company or any of its Subsidiaries has:

(i)     made, authorized or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;

(ii)     made, authorized or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization or official of any state-owned enterprise;

(iii)     violated any provision of the USA PATRIOT Act or any other applicable anti-money laundering laws, executive orders or regulations;

(iv)     violated any provision of the Foreign Corrupt Practices Act of 1977 or any other similar applicable laws or regulations;

(v)     made, promised, authorized or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment; or

(vi)     violated any economic sanctions or export controls laws, executive orders or regulations.

Section 4.15	Material Contracts.

(a)      Section 4.15 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Lease Agreements) by which any of the Company or any of the Company Subsidiaries is bound and under which the Company or any of the Company Subsidiaries has ongoing executory obligations or the ability to enforce rights thereunder (collectively, and together with any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), but excluding any Company Employee Plan, the “Material Contracts”):

(i)     any Contract pursuant to which the Company or any of the Company Subsidiaries expects to be entitled to receive more than $150,000 during the current fiscal year;

(ii)     any Contract pursuant to which the Company or any of the Company Subsidiaries expects to be obligated to pay more than $250,000 during the current fiscal year;

(iii)     any Contract that materially limits (or that, following the consummation of the Offer or Merger, would materially limit) the ability of any of the Company or any of the Company Subsidiaries or Parent or any of its Subsidiaries to compete in any line of business, with any Person, in any geographic area or during any period of time;

(iv)     any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of $250,000;

(v)     (A) the CUBI Agreements, (B) the Data Analytics Agreement, (C) all material Contracts that were part of the transactions contemplated by the Contracts referenced in clauses (A) and (B), and (D) any other Contract that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)     any Contract that provides for the establishment or operation of any joint venture, partnership, joint development or strategic alliance that is material to the Company and the Company Subsidiaries, taken as a whole;

(vii)     any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value in excess of $750,000 or that provides for any non-monetary relief that materially restricts the Company and the Company Subsidiaries, taken as a whole;

(viii)     any hedging, swap, derivative or similar Contract that is material to the Company and the Company Subsidiaries, taken as a whole;

(ix)     any material Contract pursuant to which (A) the Company or any of the Company Subsidiaries has been granted any rights under any Intellectual Property owned by any Third Party (other than licenses for Off-the-Shelf Software and Ancillary Commercial Licenses) or (B) the Company or any of the Company Subsidiaries have granted to any Third Party any rights under any Company IP Rights (other than Customer Licenses and Ancillary Commercial Licenses);

(x)     any material Contract with any customer, vendor, service provider or supplier listed on Section 4.26 of the Company Disclosure Schedules;

(xi)     any Insurance Policies;

(xii)     any Contract that grants a material Lien, other than Permitted Liens;

(xiii)     any material Contract with any Governmental Authority, including the FDIC Order and the FRB Order;

(xiv)     any Contract with any director, officer or Affiliate of the Company or any of the Company Subsidiaries (but excluding any Company Employee Plan); and

(xv)     the JTDA and the Assistance Agreement by and between the State of Connecticut Acting by the Department of Economic and Community Development and Higher One, Inc., effective August 9, 2011.

(b)     The Company has Made Available to Parent true, correct and complete copies of each Material Contract, including all amendments thereto and all material modifications, supplements, annexes and schedules thereto and material waivers granted thereunder. Each Material Contract is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and except as would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to nor, to the Company’s Knowledge, any other party to, any Material Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Material Contract, except, in the case of clauses (i), (ii) and (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 4.15(b), a Material Contract shall be deemed to include any Material IP Development Contracts.

Section 4.16	Taxes.

(a)     (i) The Company and each of the Company Subsidiaries have duly filed all material Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are true, complete and correct in all material respects; and (iii) the Company and each of the Company Subsidiaries have timely paid (or have had timely paid on their behalf) all material Taxes due and owing, except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The Financial Statements reflect an adequate accrual (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and the Company Subsidiaries through the date of such Financial Statements.

(b)     (i) All material Tax Returns of the Company and each of the Company Subsidiaries through the taxable year ended December 31, 2011 have been examined and closed by the applicable Taxing Authority or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of the Company Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any material Tax Return of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired.

(c)     (i) No material deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any material Tax; and (iii) no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not pay Taxes or file Tax Returns that the Company or the Company Subsidiaries is or may be subject to material taxation by that jurisdiction.

(d)     The Company and each of the Company Subsidiaries have, in accordance with all Tax withholding provisions of Applicable Law, timely, properly and accurately withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person.

(e)     Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Applicable Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Applicable Law.

(f)     There are no material Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(g)     During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 and Section 361 of the Code.

(h)     Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(i)     Neither the Company nor any of the Company Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law), (ii) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, affiliated, consolidated or unitary or other group Tax Return permitted or required by any Applicable Law (in each case, other than the group of which the Company is or was the common parent), or (iii) has any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract.

(j)     There is (i) no material Tax sharing agreement, Tax indemnity agreement or similar arrangement, including any obligation to guarantee or indemnify another Person for Taxes (other than customary commercial or financial arrangements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes) to which the Company or any of the Company Subsidiaries is a party and (ii) no requirement for the Company or any of the Company Subsidiaries to repay or refund any material grant, Tax credit or other benefit to a Governmental Authority except to the extent accrued on the Financial Statements.

(k)     The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.17	Employee Benefits Plans.

(a)     Section 4.17(a) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Employee Plan, and the Company has Made Available each such material Company Employee Plan or, if unwritten, a written description thereof. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other contract, plan, agreement, arrangement or policy providing for compensation, bonuses, salary continuation, profit-sharing, savings, stock option, stock appreciation right, stock purchase, restricted stock, restricted stock unit or other stock-related rights or other forms of incentive or deferred compensation (including under any non-qualified plan), indemnification, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retirement benefits (including early retirement or pension, health, medical or life insurance benefits), supplemental retirement benefits or any other similar fringe or welfare benefit contract, plan, agreement, arrangement or policy which is maintained, administered, contributed to or required to be contributed to by the Company or any ERISA Affiliate of the Company for the benefit of or relating to any U.S. or non-U.S. current or former employee, individual independent contractor, officer or director of the Company or any of the Company Subsidiaries (collectively, “Company Employees”), or with respect to which the Company or any of the Company Subsidiaries has any liability, contingent or otherwise, other than any plan, program or arrangement required to be maintained or contributed to by the Applicable Law of any non-U.S. jurisdiction. With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent determination, opinion or advisory letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (B) the plan documents and summary plan descriptions; (C) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (D) any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Company Employee Plan; (E) all amendments, modifications or supplements to any such document; (F) for the three (3) most recent years (i) the Form 5500 and all schedules thereto and (ii) audited financial statements; and (G) all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, as amended.

(b)     Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, (i) any Company Employee Plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) any defined benefit plan (as defined in Section 414 of the Code), (iii) any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) any multiple employer plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (ii), (iii) or (iv), whether or not subject to ERISA). No Company Employee Plan provides post-employment welfare (including health, medical or life insurance) benefits. Other than as required by Section 4980B of the Code or other Applicable Law, neither the Company nor any of the Company Subsidiaries have any obligation to provide any such post-employment welfare benefits.

(c)     Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code or other Applicable Law has received or is permitted to rely upon a favorable determination, opinion or advisory letter, or has pending or has time remaining in which to file, an application for such determination from the IRS or other applicable Governmental Authority, and the Company is not aware of any occurrence since the date of such determination, opinion or advisory letter that would result in such Company Employee Plan ceasing to qualify or be tax-exempt. Each Company Employee Plan has been maintained, operated and administered in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA, the Code and the codes of practice issued by any Governmental Authority.

(d)     The Company has not received written notice that any Company Employee Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the SEC or any other Governmental Authority. All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.

(e)     Neither the execution or delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other event) (i) will result in any payment or benefit becoming due or payable, or required to be provided, to any Company Employee; (ii) will increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee; (iii) will accelerate the time of payment or vesting of any such benefit or compensation; (iv) will accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits; or (v) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound to compensate any Company Employee for excise taxes paid pursuant to Section 409A or Section 4999 of the Code, nor to the Company’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.

(f)     There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened in writing against or involving any Company Employee Plan, the assets of any trust under any Company Employee Plan or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority.

Section 4.18	Labor and Employment Matters.

(a)     No later than the Closing Date, the Company shall provide Parent with a true, correct and complete list of (i) to the extent permitted to be disclosed by Applicable Law, all employees of the Company, and the job title, date of hire, job location, employment status (whether active or on leave of absence), date of birth, gender, race/national origin, full- or part-time status, exempt or non-exempt classification, current annual salary or hourly wage rate, and estimated or target annual bonus or other incentive compensation of each such employee and (ii) to the extent permitted to be disclosed by Applicable Law, all natural persons providing services to the Company as consultants or independent contractors and, for each such individual, a description of the scope of his or her services, the length of the term of his or her engagement, and the compensation to be provided to such individual. No later than the Closing Date, the Company shall provide Parent with a true, correct and complete list of all employees of the Company who have experienced an employment loss within the meaning of the federal Worker Adjustment and Retraining Notification Act, or any similar state or local law (collectively “WARN”), within ninety (90) days of the Closing Date, along with each such employee’s work location and date of hire. Within the three (3) years prior to the date of this Agreement, the Company has not implemented any “plant closing,” “mass layoff” or other event requiring the provision of notice under WARN.

(b)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary are in compliance with all Applicable Law respecting labor, employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, immigration, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act, as amended, and state anti-discrimination and wage laws; and (ii) as of the date of this Agreement, (A) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or, to the Company’s Knowledge, otherwise threatened in writing against it and (B) no written charges, complaints, actions, lawsuits or other proceedings relating to employment practices of the Company have been filed with or otherwise made to any Governmental Authority or submitted to the Company.

(c)     Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body and, to the Company’s Knowledge, no labor union, organization, group or association is attempting to organize any employees of the Company for the purposes of representation. There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five (5) years.

(d)     To the Company’s Knowledge, as of the date of this Agreement, no executive employee of the Company has informed the Company (whether verbally or in writing) of any plan to terminate employment or his or her engagement with the Company.

Section 4.19 Insurance Policies. The Company and each of the Company Subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Section 4.19 of the Company Disclosure Schedules sets forth a true, complete and correct list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies or renewals thereof are in full force and effect in all material respects. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). As of the date of this Agreement, to the Company’s Knowledge, (a) neither the Company nor any of the Company Subsidiaries has received any notice of cancellation, non-renewal or material reduction in limits or coverage with respect to any such policy or coverage and (b) no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to dispute or deny any material claim thereunder. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Insurance Policies.

Section 4.20	Environmental Matters.

(a)     Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding or claim arising under any Environmental Law pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or, to the Company’s Knowledge, against any Person whose liability for such claims arising under any Environmental Law the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(b)     Except as has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since January 1, 2014, have been in compliance with all Environmental Laws.

(c)     No condition exists on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries which has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Law, except for such condition as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21	Intellectual Property.

(a)     Section 4.21(a) of the Company Disclosure Schedules contains a true, complete and correct list, as of the date of this Agreement, of the following categories of Company IP Rights: (i) Patents, (ii) registered and applied-for Marks, (iii) registered and applied-for Copyrights, (iv) Internet domain names (items (i) through (iv), collectively, the “Registered Company IP Rights”) and (v) material unregistered Marks. The Company or one of the Company Subsidiaries is the owner of each item listed on Section 4.21(a) of the Company Disclosure Schedules. The Company or one of the Company Subsidiaries solely owns and will own at Closing all material Company IP Rights free and clear of all Liens, other than Permitted Liens and any licenses to Company IP Rights set forth on Section 4.15(a)(ix)(B) of the Company Disclosure Schedules. To the Company’s Knowledge, the Company IP Rights are valid and enforceable. The Company IP Rights together with the Intellectual Property licensed pursuant to the licenses set forth on Section 4.15(a)(ix)(B) of the Company Disclosure Schedules constitute all of the Intellectual Property (other than Intellectual Property rights in Off-the-Shelf Software or Intellectual Property licensed pursuant to Ancillary Commercial Licenses) used in and necessary to conduct and operate the business of the Company and the Company Subsidiaries as currently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken reasonable steps to protect, maintain and safeguard their rights in all Company IP Rights, including by making filings and payments of maintenance or similar fees for each item of Registered Company IP Rights and taking reasonable security measures to protect the confidentiality of Trade Secrets included within the Company IP Rights.

(b)     The Company or one of the Company Subsidiaries has obtained from all individuals who have participated, in any material respect, in the invention, creation or authorship of any material Company IP Rights effective assignments of all ownership rights of such individuals in such Company IP Rights to the extent not already owned by the Company or one of the Company Subsidiaries by operation of law. No such individual has any right or interest, including any right to further remuneration or consideration, in or to any such Company IP Rights or has made any claim therefor.

(c)     Since January 1, 2014, the products and services of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries did not infringe, violate or misappropriate the Intellectual Property of any Third Party, except in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there is no infringement, misappropriation or violation by any Third Party of any of the material Company IP Rights.

(d)     There are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or the Company Subsidiaries, that allege the infringement, violation or misappropriation by the Company or any Company Subsidiary of any Third Party Intellectual Property rights. Since January 1, 2014, the Company and the Company Subsidiaries have not received any written communication alleging that any material Registered Company IP Rights are invalid or unenforceable or challenging the Company’s or Company Subsidiaries’ ownership thereof.

(e)     Any collection, acquisition, use, storage or transfer by the Company or any of the Company Subsidiaries, of any personally-identifiable information of customers, employees, contractors or consultants of the Company or the Company Subsidiaries (collectively, “Personal Data”) are, and have been, since January 1, 2014, in compliance, in all material respects, with all Applicable Laws, contractual commitments of the Company and the Company Subsidiaries and any published policies of the Company and the Company Subsidiaries, related to, in each case, data protection and privacy (collectively, “Data Protection and Privacy Rules”) except in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there have been no material unauthorized disclosures, modifications or access of any Personal Data or any confidential or proprietary data of the Company and the Company Subsidiaries (such confidential or proprietary data together with Personal Data, “Company Data”). The Company and the Company Subsidiaries maintain administrative, technical and physical safeguards directed toward maintaining the security and confidentiality of Company Data and the protection of Company Data from unauthorized disclosures, modifications or access, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries.

(f)     To the Company’s Knowledge, neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any material Company Software Products and Services, other than disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or any Company Subsidiary except in each case, as would not reasonably be expected to be material to the Company and the Company Subsidiaries. The material Company Software Products and Services are in good working condition. To the Company’s Knowledge, (i) the material Company Software Products and Services do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Software Products and Services and (ii) there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Company and the Company Subsidiaries. Except as set forth in Section 4.21(f) of the Company Disclosure Schedules, no Company Software Products and Services have been developed or incorporate, link to or otherwise use, in whole or in part, any software, software development toolkits, databases, libraries, scripts or other similar modules of software that are subject to “open source” license terms in a manner that requires or purports to require the Company or any of the Company Subsidiaries to distribute such Company Source Products and Services in source code form or at no charge or at a reduced charge, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g)     Notwithstanding anything in this Agreement to the contrary, Sections 4.05, 4.11, 4.12, 4.15 and 4.21 are the only sections of this Agreement where any representations or warranties are made by the Company relating to Intellectual Property matters.

Section 4.22	Real Property.

(a)     The Company or a Company Subsidiary owns the real property set forth in Section 4.22(a) of the Company Disclosure Schedules free and clear of Liens other than Permitted Liens and matters set forth in the Existing Title Policy, and as of the date of this Agreement, such real property is the only real property owned by the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth in Section 4.22(a) of the Company Disclosure Schedules and the Existing Title Policy, neither the Company nor any of the Company Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy the real property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the real property or any portion thereof or interest therein.

(b)     Section 4.22(b) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each lease, sublease or other Contract pursuant to which the Company or any of its Subsidiaries occupies a real property location (each a “Lease Agreement”) that is material to the Company and its Subsidiaries, taken as a whole (each, a “Material Lease Agreement”). The Company has Made Available to Parent true, correct and complete copies of each Material Lease Agreement, including all amendments thereto. Each Material Lease Agreement is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor any other party to any Material Lease Agreement is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Lease Agreement. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Material Lease Agreement. As of the date of this Agreement, all work required to be performed under any such Lease Agreement by the landlord thereunder or by the Company or any of the Company Subsidiaries party thereto has been performed and paid for, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)     With respect to each parcel of real property set forth in Section 4.22(a) or Section 4.22(b) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has received written notice of any pending or threatened expropriation, condemnation or eminent domain proceedings or their local equivalent affecting or relating to such real property, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)     To the Company’s Knowledge, each parcel of real property set forth in Section 4.22(a) or Section 4.22(b) of the Company Disclosure Schedules is adequately served by proper utilities and other building services necessary for its current use and all of the buildings and structures located at the parcels of real property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition.

(e)     The Company has Made Available to Parent a true, correct and complete copy of the Existing Title Policy. Neither the Company nor any of the Company Subsidiaries has done anything to invalidate or limit the coverage afforded by the Existing Title Policy or made any claims for loss, damage or indemnification against the Title Company under the Existing Title Policy.

Section 4.23 Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Audited Balance Sheet Date through the date hereof, no event has occurred, and the Company has not entered into any Contract, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act.

Section 4.24 Brokers’ Fees. Except for Raymond James, a copy of whose engagement agreements (and all indemnification and other agreements related to such engagement) has been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries or any of their respective Affiliates, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

Section 4.25 Opinion of Financial Advisor. The Company Board has received an opinion from Raymond James to the effect that, as of such date and based upon and subject to the matters, assumptions, qualifications and limitations set forth therein, the Offer Price to be received in the Offer and the Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as practicable after the date of this Agreement for information purposes only.

Section 4.26 Customers and Vendors. Section 4.26 of the Company Disclosure Schedules lists (a) the ten (10) largest customers of the Company based on revenues generated during the fiscal year 2015 (as if the transactions contemplated by the CUBI Agreements and the Data Analytics Agreement had been completed on December 31, 2014) and (b) the ten (10) largest vendors, service providers or suppliers of the Company based on expenditures made during the fiscal year 2015 (as if the transactions contemplated by the CUBI Agreements and the Data Analytics Agreement had been completed on December 31, 2014). To the Company’s Knowledge, since the Audited Balance Sheet Date and prior to the date of this Agreement, none of the Company or any Company Subsidiary has received, from any customer, vendor, service provider or supplier listed on Section 4.26 of the Company Disclosure Schedules, any written notice that (i) any such customer, vendor, service provider or supplier has any basis for or intention of terminating (or stating the intent to terminate) such customer’s, vendor’s, service provider’s or supplier’s relationship with the Company or (ii) indicating that such customer intends to materially reduce its purchase of any products or services from, or that such vendor, service provider or supplier intends to materially reduce its sale of products or services to, the Company.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedules), none of Parent, Merger Sub or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Disclosure Schedules without independent knowledge on the part of the reader regarding the matter disclosed that such disclosure is responsive to such other numbered and lettered Section of this Article 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted in all material respects.

Section 5.02 Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. The boards of directors of each of Parent and Merger Sub have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent or Merger Sub (as the case may be) and its stockholders and approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Schedule TO and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and stock exchange rules and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Parent, Merger Sub or any other Subsidiary of Parent or (iv) result in the creation or imposition of any Lien on any rights, property or asset of Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, wholly-owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities or hold any assets (other than those necessary to perform under this Agreement) and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Offer, the Merger or the other Transactions. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement. No other vote or consent of the holders of any class or series of capital stock of Merger Sub or the holders of any other securities of Merger Sub (equity or otherwise) is necessary to approve the Offer or the Transactions other than the Merger.

Section 5.07 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 5.08 Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the Transactions.

Section 5.09     Section 203 of DGCL; Ownership. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock and none of Parent or any of their respective Subsidiaries or controlled Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement. As of the date hereof, none of Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.10	Available Funds; Solvency.

(a)     Parent and Merger Sub have and at all times through the Closing will have available financial resources to pay, and will have at the Closing all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with this Agreement.

(b)     Immediately prior to and after giving effect to the consummation of each of the Transactions, assuming that the Company is solvent immediately prior to the consummation of each of the Transactions and the accuracy of the representations and warranties of the Company in all material respects relevant to the representations set forth in this Section 5.10(b):

(i)     the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all Liabilities);

(ii)     Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii)     Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.11    Equity Financing. Parent has delivered to the Company a true, correct and complete copy of the Equity Commitment Letter, dated as of the date hereof (such commitment letter, including all exhibits, schedules, annexes, amendments, and supplements, as well as all letters and agreements ancillary or related thereto, the “Equity Commitment Letter”), by and among Parent and Providence Equity Partners VI L.P., a Delaware limited partnership, and Providence Equity Partners VI-A L.P., a Delaware limited partnership (collectively, the “Sponsor”), pursuant to which the Sponsor has committed, subject to the terms and conditions set forth therein, to provide cash equity and/or debt financing (the “Equity Financing”) to Parent in the amount set forth therein in connection with the Transactions. There are no exhibits, schedules, annexes, amendments, supplements, letters, agreements, or understandings relating to the Equity Financing or the Equity Commitment Letter to which Parent or any of its Affiliates is subject or a party (other than those set forth in the Equity Commitment Letter) that, prior to the date hereof, have not been delivered to the Company. No party is in default or breach under any of the terms and conditions of the Equity Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a default or breach thereunder or a failure of any condition to the obligations in the Equity Commitment Letter or otherwise result in the failure of any portion of the Equity Financing to be disbursed in a timely enough manner to finance, without delay, the consummation of each of the Transactions, in each case, as of the date hereof. The commitments and terms contained in the Equity Commitment Letter have not been amended, modified, supplemented, rejected, reduced, terminated, withdrawn or rescinded in any respect and the Sponsor has not notified Parent of any intention to do any of the foregoing. The Equity Commitment Letter is in full force and effect in the form so delivered and constitutes valid and binding obligations of Parent and the Sponsor. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letter. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy any term or condition to be satisfied by it contained in the Equity Commitment Letter or that any portion of the Equity Financing will not be available to Parent in a timely enough manner to finance, without delays, its and Merger Sub’s obligations under this Agreement. For the avoidance of doubt, it shall not be a condition to the acceptance for payment, or the payment for, any Shares tendered pursuant to the Offer, to the Closing of the Merger or to any of the obligations under Section 2.08 that the Equity Financing or any alternative financing shall be available or have been obtained or disbursed.

Section 5.12    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Company and the Company Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and the Company Subsidiaries’ businesses with the management of the Company.

Article 6
COVENANTS

Section 6.01	Conduct of the Company.

(a)     During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except as (w) set forth in Section 6.01 of the Company Disclosure Schedules, (x) required by Applicable Law, (y) required in connection with this Agreement or the CUBI Agreements or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve intact its business organization, assets and technology, material Permits and business relationships with material customers, lenders, vendors, service providers, suppliers, licensors, licensees and distributors, (B) keep available the services of the officers and other key employees of the Company and the Company Subsidiaries and (C) operate its business in compliance with Applicable Law in all material respects.

(b)     Except as set forth in clauses (w) through (z) of Section 6.01(a), during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following:

(i)     amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(ii)     issue, sell, grant, pledge or otherwise dispose of or grant any of the Company’s or any of the Company Subsidiaries’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or upon the settlement of Company Restricted Stock Units outstanding as of the date of this Agreement in accordance with the applicable Company Stock Plan’s, Company Stock Option’s, Company Warrant’s or Company Restricted Stock Unit’s terms as in effect on the date of this Agreement;

(iii)     purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards or Company Warrants in existence as of the date of this Agreement for the applicable exercise price, Warrant Price and/or withholding taxes;

(iv)     adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)     create any Subsidiary of the Company or any of the Company Subsidiaries;

(vi)     (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than to the Company or one of the wholly-owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Company or any of the Company Subsidiaries or otherwise change the capital structure of the Company or any of the Company Subsidiaries;

(vii)     make any material changes in any accounting methods, principles or practices except as required by a change in GAAP or required by Applicable Law;

(viii)     change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in all material respects in accordance with past practices;

(ix)     except in the ordinary course of business consistent with past practice, (A) accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option, materially amend, grant a material waiver under or otherwise materially modify any Material Contract or Material Lease Agreement or (B) accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option, enter into, or materially amend, grant a material waiver under or otherwise materially modify, any Contract that would constitute a Material Contract or a Material Lease Agreement if in effect as of the date of this Agreement;

(x)     make any capital expenditures other than in the ordinary course of business consistent with past practice;

(xi)     incur, assume or guarantee any Indebtedness to any Person (other than the Company or one of the wholly-owned Company Subsidiaries) in excess of $10,000,000;

(xii)     grant or suffer to exist any Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries, taken as a whole, other than Permitted Liens;

(xiii)     sell, lease, pledge, abandon, assign or otherwise dispose of any of the material tangible assets, properties or rights of the Company or any of the Company Subsidiaries except (A) pursuant to existing Contracts or (B) to the extent the value of such assets, properties or rights does not exceed $100,000 individually or $250,000 in the aggregate;

(xiv)     sell, abandon, assign, license or otherwise dispose of any of the material Company IP Rights, except (A) pursuant to existing Contracts, (B) in the ordinary course of business or (C) with respect to abandonment of Company IP Rights, if in the Company’s reasonable business judgment such abandonment is desirable in the conduct of its business;

(xv)     purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person;

(xvi)     enter into a new line of business or abandon or discontinue any existing line of business;

(xvii)     settle, pay, discharge or satisfy any Proceeding (other than Stockholder Litigation, which is addressed exclusively in Section 6.13) where such settlement, payment, discharge or satisfaction would (A) require the payment by the Company and/or any of the Company Subsidiaries of an amount in excess of $750,000 or (B) impose any material restrictions or limitations upon the operations or business of Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xviii)     except as required by Applicable Law, existing agreements or the terms of any Company Employee Plan or in the ordinary course of business consistent with past practice, (A) increase the compensation payable or that could become payable by the Company or any of the Company Subsidiaries to directors, officers or any other employee at the level of senior vice president or above, (B) enter into any new or amend (or waive any requirements) in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees, except for (I) payments of bonuses for the Company’s 2015 fiscal year pursuant to the Company’s bonus plan, (II) grants or payments of bonuses for the Company’s 2016 fiscal year pursuant to the Company’s bonus plan or (III) increases of salary, wages and target incentive compensation in connection with the promotion of an existing employee, (C) establish, adopt or enter into any material plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, (D) fund any rabbi trust or similar arrangement, (E) grant or amend any equity or equity-based awards or (F) hire any officer, employee or individual independent contractor or consultant who has target annual compensation greater than $200,000; provided, that no such prior written consent shall be required to hire a Person to replace any such officer, employee or individual independent contractor whose employment or service relationship has terminated to the extent that such Person’s target annual compensation is materially similar to that of the officer, employee or individual independent contractor who such Person is being hired to replace;

(xix)     except as required by Applicable Law or in the ordinary course of business, settle or compromise any claim relating to a material amount of income or other Taxes, materially amend any material Tax Return, make any material change to any of the methods, principles or practices used by it for Tax accounting, or make, change or revoke any material Tax election;

(xx)     purchase, lease or otherwise acquire any property or assets, or make any capital investment in or loan to, or forgive any loan to, any other Person, for an amount in excess of $250,000 individually or $500,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xxi)     terminate, cancel, materially amend or otherwise materially modify or grant a waiver under the CUBI Agreements or the Data Analytics Agreement;

(xxii)     enter into any material transaction or Contract with any stockholder, director or officer of the Company or any of the Company Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xxiii)     materially amend, grant a material waiver under or otherwise modify the JTDA or enter into, materially amend or materially modify any Contract imposing obligations on the Company or any of the Company Subsidiaries pursuant to Environmental Law; or

(xxiv)     commit or agree to take any of the actions in the foregoing clauses (i) through (xxiii).

(c)     Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer and (ii) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any Applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02	Unsolicited Proposals.

(a)     Except as expressly permitted by this Section 6.02, from the date of this Agreement until the consummation of the Offer or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries, its and their respective Affiliates and Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party who has made, or in response to, an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing. Promptly following the execution of this Agreement, the Company shall (A) cease and cause to be terminated all existing discussions or negotiations of the Company, its Affiliates and its and their Representatives with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction, (C) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction. Notwithstanding anything herein to the contrary, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal. It is agreed that any violation of the restrictions set forth in this Section 6.02(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02(a) by the Company.

(b)     Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.02), the Company and the Company Board and/or their Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and/or its Representatives or potential financing sources if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal; provided, that (i) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (ii) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event within one (1) Business Day) after it is so furnished to such Third Party. Notwithstanding anything to the contrary contained in this Agreement, the Company may, following the receipt of an Acquisition Proposal, contact the Third Party that has made such Acquisition Proposal to clarify and understand the terms and conditions thereof to facilitate the Company Board’s determination with respect to whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal (without negotiating or suggesting improvements to the terms of such Acquisition Proposal).

(c)     Except as otherwise provided in the last sentence of this Section 6.02(c) or in Section 6.02(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other applicable state takeover statute or (C) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal, (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party providing for an Acquisition Transaction or potential Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions, or requiring the Company to fail to comply with this Section 6.02 (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, in the event a material development or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if the Company Board determines, after consultation with its legal advisor, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d)     Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer if, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under Applicable Law, the Company Board may make a Change in Recommendation and/or the Company may terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (x) has complied in all material respects with its obligations under this Section 6.02, including its obligations set forth in Section 6.02(e), (y) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 9.04(b) concurrently with such termination and (z) concurrently with such termination, enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(e)     Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not make a Change in Recommendation pursuant to Section 6.02(d) and the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) (x) unless the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement (it being understood that, in the event of any change in the per share consideration or form of consideration offered under, or any other material amendment or modification of, any Acquisition Proposal, the time periods in this Section 6.02(e) shall be extended by two (2) additional Business Days) and (y):

(i)     during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)     the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other adjustments that may be irrevocably proposed in writing by Parent (the most recent such adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if the Proposed Changed Terms were to be given effect.

For the avoidance of doubt, if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes an offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisor) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company Board shall have no right to make a Change in Recommendation pursuant to Section 6.02(d) and the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal, unless such Acquisition Proposal is subsequently determined by the Company Board to be a Superior Proposal in accordance with Section 6.02(d), in which case Section 6.02(e) shall apply to such determination.

(f)     The Company shall promptly (and in any event within one (1) Business Day) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including, unless prohibited by the terms of any confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction existing as of the date of this Agreement, the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal, (ii) promptly (and in any event within one (1) Business Day) notify Parent of any material change to the material terms of any such Acquisition Proposal or any determination by the Company Board pursuant to Section 6.02(b), (iii) promptly notify Parent if the Company or, to the Company’s Knowledge, such Third Party has made a final decision to not pursue such Acquisition Proposal and (iv) provide to Parent as soon as practicable (and in any event within one (1) Business Day) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(g)     Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company or (iv) the accurate disclosure of the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto; provided, that in all cases, any such action or disclosure shall comply with Section 6.02(c) and Section 6.02(d).

Section 6.03 Approval of Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a stockholders meeting, pursuant to Section 251(h) of the DGCL.

Section 6.04     Access to Information; Confidentiality.(a)     Subject to Applicable Law, upon reasonable notice to the Company, the Company shall (and shall cause the Company Subsidiaries and the officers, directors and agents of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, agents, properties, books, Contracts and records, and, with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and the Company Subsidiaries; and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. None of the Company, any Company Subsidiary and any Representative of the Company shall be required to provide access to or to disclose information where such access or disclosure would (i) contravene any Applicable Law, Contract of the Company or any Company Subsidiary or Order, (ii) would reasonably be expected to violate or result in a loss or impairment of any attorney-client, work product privilege or Intellectual Property right or (iii) materially and adversely interfere with the conduct of the business of the Company or any of the Company Subsidiaries; provided that (A) to the extent practicable, the Company, each Company Subsidiary and each of their Representatives have taken commercially reasonable steps to provide access to or to disclose such information on a basis that does not result in the effects described in clauses (i) through (iii), and (B) in the case of clause (ii), such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company).

(b)     No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)     Each of Parent and Merger Sub acknowledges that all information provided to it or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be provided under, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.05   Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a)     any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;

(b)     any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c)     any material notice or other material communication received by such party or any of its Subsidiaries from the FDIC with respect to compliance with the FDIC Order or from the FRB with respect to compliance with the FRB Order if and to the extent authorized to do so by the FDIC or the FRB, as the case may be; provided that the Company shall request such authorization; and

(d)     any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied; provided, however, that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Section 6.06	Employee Benefit Plan Matters.

(a)     From and after the Closing Date, with respect to employees of the Company or the Company Subsidiaries immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and the Company Subsidiaries (or predecessor employers) prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent such credit would not result in a duplication of benefits or in benefit accrual under a defined benefit plan. Additionally, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Employee Plan in which such Continuing Employee participated immediately before the replacement.

(b)     For a period of twelve (12) months immediately following the Closing Date, Parent shall provide (i) salary and target bonus opportunity (or base pay for non-salaried employees) for each Continuing Employee at least equal to the salary and target bonus opportunity (or base pay) that such Continuing Employee had at the Company for the fiscal year in which the Closing Date occurs and (ii) benefits (excluding any equity plans, but including profit sharing plans, severance plans and health and welfare benefit plans) at least as favorable, in the aggregate, to each Continuing Employee as benefits (excluding any equity plans, but including profit sharing plans, severance plans and health and welfare benefit plans) provided to such Continuing Employee immediately prior to the Closing.

(c)     From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but only to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date and (ii) credit co-payments or deductibles paid by Continuing Employees in the plan year in which the Closing occurs for purposes of satisfying any deductible or co-payment requirements under the applicable Parent Benefit Plan.

(d)     From and after the Closing Date, Parent will honor, and will cause the Surviving Corporation to honor, in accordance with their terms, all existing employment, retention, incentive, change in control and severance agreements between the Company or the Company Subsidiaries and any Company Employee.

(e)     No later than ten (10) days prior to Closing, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the Transactions (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based.

(f)     Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.06 shall be deemed to amend any Company Employee Plan or any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.07 State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08	Obligations of Parent.

(a)     Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

(b)     Parent shall not adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or any of the other Transactions.

(c)     Parent shall not permit Merger Sub to adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization.

(d)     Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter, or agree or commit to entrance, into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make, or agree or commit to make, loans, advances or capital contributions to, or investments in, any other Person, in each case that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or any of the other Transactions.

Section 6.09 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably requested by Parent under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.10	Director and Officer Liability.

(a)     For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.10(a), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, and which it is hereby acknowledged by Parent are permitted to be obtained by the Company at any time prior to the Effective Time; provided, however, that such policies shall not be obtained without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if the premiums therefor would exceed $1,000,000 in the aggregate. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)     From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification, exculpation or expense reimbursement or advance agreement in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another Person at the request of, the Company or a Company Subsidiary (each, an “Indemnified Party,” and each such indemnification agreement, a “D&O Indemnification Agreement”); and (ii) any indemnification or expense reimbursement or advance provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or other similar Organizational Documents of any Company Subsidiary as in effect on the date of this Agreement. For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall each cause the certificate of incorporation and bylaws (and other similar Organizational Documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions no less favorable with respect to exculpation, indemnification and reimbursement and advance of expenses of directors and officers of the Company for periods at and prior to the Effective Time than are currently set forth in the certificate of incorporation and in the bylaws of the Company and such Company Subsidiaries. To the fullest extent permitted by Applicable Law, Parent and the Surviving Corporation shall cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.

(c)     If either of Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.10.

(d)     The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, by contract or otherwise. The provisions of this Section 6.10 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any Indemnified Party.

Section 6.11	Efforts.

(a)     Subject to the terms and conditions of this Agreement, the Company and Parent shall each, and shall each cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Transactions, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)     In furtherance and not in limitation of the undertakings pursuant to this Section 6.11, each of Parent shall (and shall cause its Affiliates to) and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as practicable (but in no event later than five (5) Business Days from the date of this Agreement for the filing of any notification and report forms and related material required under the HSR Act except by mutual consent confirmed in writing), (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act and (iii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC as promptly as practicable, including to cause to be lifted any restraint, injunction or other legal impediment to the Merger.

(c)     Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, or (ii) inform and consult with each other about, and provide each other with copies of, each material communication (and each other material correspondence or memoranda) promptly after receipt from, and as far as practicable in advance of delivery to, the DOJ or the FTC relating to the Transactions. The Company and Parent shall provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11 as “Antitrust Counsel Only Material.”

(d)     Subject to the terms and conditions of this Agreement, Parent shall have, except where prohibited by Applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority regarding Applicable Law relating to antitrust matters in consultation with the Company. To the extent required to permit the conditions to the Offer to be satisfied in advance of the initial Offer Expiration Time, Parent shall (and shall cause its Affiliates to) agree (i) to divest, dispose of or hold separate all or a portion of the current or future businesses, assets, properties or rights of Parent, the Surviving Corporation or their respective Subsidiaries (or, in the case of Parent, its Affiliates), or (ii) to limit the ability of such entities to conduct their businesses or operate or own assets or properties; provided, however, that, in the case of clauses (i) and (ii), Parent may provide that the closing of any such transaction or the effectiveness of any such limitation shall be conditioned on the Closing.

Section 6.12	Payoff of Existing Company Indebtedness; Financing Cooperation.

(a)     The Company shall use reasonable best efforts to (i) obtain customary payoff letters reasonably acceptable to Parent from all financial institutions and other Persons to which indebtedness for borrowed money of the Company or any Company Subsidiary is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which payoff letters together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens and guarantees, if any, granted in connection therewith related to the assets, rights and properties of the Company and the Company Subsidiaries securing such indebtedness for borrowed money and any other obligations secured thereby shall, upon the payment of the amount set forth in the applicable payoff letter at or prior to the consummation of the Offer, be released and terminated, in each case specified by Parent to the Company no later than two (2) Business Days prior to the consummation of the Offer and (ii) deliver or cause to be delivered such payoff letters, together with the related release documentation, to Parent at the consummation of the Offer. At the consummation of the Offer, subject to Parent making available necessary funds to do so, the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to, permanently (A) terminate the credit facilities (together with, to the extent terminable, any Contracts arising thereunder to which the Company or any of the Company Subsidiaries is a party) requested by Parent to be so terminated and (B) cause to be released any guarantees and any Liens on its assets relating to such terminated credit facilities.

(b)     From the date of this Agreement until the Closing, subject to the limitations set forth in this Section 6.12, the Company will, and will cause each Company Subsidiary and their respective directors, officers, employees, agents and advisors, to use, commercially reasonable efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of its debt financing. Such cooperation includes the Company and the Company Subsidiaries using commercially reasonable efforts to take the following actions: (i) make appropriate officers or members of the management team (with appropriate seniority and expertise) reasonably available for participation at reasonable times in a reasonable number of meetings, lender presentations, conference calls, drafting sessions, presentations, due diligence sessions and meetings with prospective lenders and ratings agencies; (ii) reasonable assistance in the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required and/or reasonably requested by Parent’s debt financing sources (including public versions thereof); (iii) assistance in the preparation and negotiation of any definitive financing documents (including any schedules and exhibits thereto) as may be reasonably requested by Parent; and (iv) if Parent or Merger Sub will be drawing down at the Closing on debt financing to which the Surviving Corporation will become party at or immediately following the Closing, at least three (3) Business Days prior to Closing, provide all documentation and other information about the Company as is reasonably requested by Parent’s debt financing sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least five (5) Business Days prior to the consummation of the Offer.

(c)     Nothing in this Section 6.12 shall require the Company or any of the Company Subsidiaries to (i) provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or the Company Subsidiaries, (ii) execute or deliver any certificate, document or agreement in connection with Parent’s debt financing or (iii) prepare any financial statements or any other financial information that the Company does not prepare in the ordinary course of business or update any financial statements or other financial information other than at such times as the Company would update such statements or information in the ordinary course of business consistent with past practice.

(d)     Parent shall reimburse the Company, if the Closing does not occur, for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with the cooperation and obligations of the Company and the Company Subsidiaries outlined in Section 6.12(b). Parent and the Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of any debt financing arrangements contemplated by Section 6.12(b).

Section 6.13 Stockholder Litigation. Each of the Company and Parent shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify the other party in writing of, and shall give such other party the opportunity to participate in the defense and settlement of any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves out-of-pocket costs, net of any insurance reimbursement, not to exceed the amount set forth on Section 6.13 of the Company Disclosure Schedules and the only other form of relief granted is the modification of previous disclosure, which modification shall be reasonably acceptable to Parent). The parties shall cooperate in good faith to address any Stockholder Litigation.

Section 6.14 Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in the form(s) agreed to by the parties hereto. Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing any other press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, consult with the other party about, and shall use its commercially reasonable efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to a Change in Recommendation effected in accordance with the last sentence of Section 6.02(c) or Section 6.02(d) or with respect to its receipt and consideration of any Acquisition Proposal.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.16  Approval of Compensation Arrangements; Limitations on Arrangements by Parent  Prior to the consummation of the Offer, the Company shall take any action necessary to ensure that any Compensation Arrangements entered into after the date of this Agreement (or not previously approved as contemplated by Section 4.03(c)) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

(b)     Parent and Merger Sub shall not, and shall not permit their respective Affiliates to, have entered into or enter into any Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) with any beneficial owner of Shares that would entitle such beneficial owner to receive directly or indirectly value or consideration in connection with the Offer or the Merger of a different amount or nature than the Offer Price or the Merger Consideration (it being understood, for the avoidance of doubt, that this Section 6.16(b) shall not restrict Parent and Merger Sub from entering into Compensation Arrangements that are disclosed in advance to the Company and approved pursuant to Section 6.16(a).

Section 6.17     FDIC Order and FRB Order. Prior to the Effective Time, the Company shall use reasonable best efforts to seek that the obligations of, and restrictions on, the Company and the Company Subsidiaries contained in the FDIC Order and the FRB Order (other than the restitution obligations therein) shall not apply to the Company and the Company Subsidiaries, including by requesting written amendments or written waivers to the FDIC Order and the FRB Order. Each of the Company and Parent shall provide the other party and its counsel advance notice of and, to the extent permitted by the FDIC or the FRB, as applicable, an opportunity to participate in any discussion, meeting or communication with the FDIC and the FRB with respect to the matters addressed in this Section 6.17. For the avoidance of doubt, the Transactions shall not be conditioned in any respect on (a) the ability of the Company to obtain any amendments or waivers to the FDIC Order or the FRB Order or (b) the FDIC or the FRB taking any action with respect to the matters addressed in this Section 6.17.

Section 6.18   Director Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and the Company Subsidiaries (other than directors of the Company and the Company Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.19   Other Required Actions. During the Pre-Closing Period, the Company shall use reasonable best efforts to deliver the documents and perform the actions set forth on Section 6.19 of the Company Disclosure Schedules.

Article 7
CONDITIONS TO THE MERGER

Section 7.01   Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)     Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer; and

(b)     No court of competent jurisdiction or any Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect that makes consummation of the Merger illegal or otherwise prohibited.

Article 8
TERMINATION

Section 8.01   Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer (except for (i) termination pursuant to Section 8.01(b)(ii), which may occur at any time prior to the Effective Time, and (ii) termination pursuant to Section 8.01(e), which may only occur prior to the commencement of the Offer):

(a)     by mutual written agreement of the Company and Parent;

(b)     by either the Company or Parent, if:

(i)     (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before October 29, 2016 (the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated; or

(ii)     any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or resulted in, such Order;

(c)     by Parent, prior to the consummation of the Offer, if:

(i)     a Change in Recommendation shall have occurred;

(ii)     the Company shall have violated or breached Section 6.02 in any material respect; or

(iii)     the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the Offer Condition in clauses (iii)(B) or (iii)(C) of Exhibit A and (B) is incapable of being cured or has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement; or

(d)     by the Company, prior to the consummation of the Offer, if:

(i)     the Company Board has made the determinations in response to a Superior Proposal specified in, and in compliance in all material respects with, Section 6.02 in order concurrently to enter into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal and concurrently with such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04(b); or

(ii)     Parent shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by Parent within thirty (30) days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement; or

(e)     by the Company, prior to the commencement of the Offer, if Merger Sub fails to commence the Offer as provided in Section 2.01(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(e) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.

Section 8.02     Effect of Termination(a)     . If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.01(e), the last sentence of Section 2.02(b), Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from liability for any intentional and knowing (i.e., both the action that constituted the breach was deliberate and not inadvertent and, at the time, those taking or authorizing such action knew that such action would, or would be reasonably expected to, constitute a material breach) and material breach (“Intentional and Material Breach”) of this Agreement prior to such termination.

Article 9
MISCELLANEOUS

Section 9.01   Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Winchester Acquisition Holdings Corp.
c/o Blackboard Inc.

1111 19th Street NW

Washington, DC 20036

Attention:        Stuart Kupinsky

                         Senior Vice President and General Counsel

Facsimile No.: (623) 476-1481

E-mail:             stuart.kupinsky@blackboard.com

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention:        Mark E. Thierfelder

                         Ian A. Hartman

Facsimile No.: (212) 698-3599

E-mail:             mark.thierfelder@dechert.com

                                         ian.hartman@dechert.com

if to the Company, to:

Higher One Holdings, Inc.

115 Munson Street
New Haven, CT 06511
Attention:       Christopher Wolf

                         Executive VP and Chief Financial Officer

Facsimile No.: (203) 776-7796

E-mail:             christopher.wolf@higherone.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Attention:       Ethan Klingsberg, Esq.

                         Neil Markel, Esq.

Facsimile No.:(212) 225-3999

Email:              eklingsberg@cgsh.com

                         nmarkel@cgsh.com

Section 9.02   Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time until fully performed in accordance with their terms.

Section 9.03   Amendments and Waivers. Subject to Applicable Law and the limitations set forth in Section 2.01(b):

(a)     Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the parties hereto by action taken by or on behalf of their respective Boards of Directors, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained and (ii) following the consummation of the Offer, (A) there shall be no amendment made to this Agreement and (B) there shall be no waiver by the Company (including pursuant to Section 9.03(b)) that would be adverse to the stockholders of the Company (other than Parent or Merger Sub).

(b)     Except as otherwise set forth in Section 9.03(a), any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04	Fees; Expenses.

(a)     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)     If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), the Company shall pay Parent a fee in immediately available funds in the amount of $10,392,000.00 (the “Termination Fee”) concurrently with such termination and as a condition to the effectiveness of such termination.

(c)     If this Agreement is terminated by Parent pursuant to Section 8.01(c) (other than pursuant to clause (iii) thereof), then the Company shall promptly, but in no event later than three (3) Business Days after termination of this Agreement, pay Parent the Termination Fee.

(d)     If this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(c)(iii) and (i) at any time on or after the date of this Agreement and prior to the Offer Expiration Time immediately preceding such termination an Acquisition Proposal shall have been publicly announced or become publicly known (and not publicly withdrawn at least one (1) Business Day prior to such Offer Expiration Time), (ii) in the case of a termination pursuant to Section 8.01(b)(i), at the Offer Expiration Time immediately preceding such termination, the Minimum Tender Condition shall not have been satisfied, the Offer Condition set forth in clause (ii) of Exhibit A shall have been satisfied and the Offer Conditions set forth in clause (iii)(A) of Exhibit A shall have been satisfied and (iii) (A) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to engage in an Acquisition Transaction, and thereafter such Acquisition Transaction is consummated (whether or not such consummation occurs before or after such twelve (12)-month period) or (B) within twelve (12) months after the date of such termination, any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee no later than the third (3rd) Business Day after such consummation; provided, however, that for purposes of this Section 9.04(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “fifty (50%).”

(e)     If this Agreement is terminated by Parent pursuant to Section 8.01(c)(iii), and a Termination Fee is not otherwise payable pursuant to this Section 9.04 in connection with such termination, then the Company shall promptly, but in no event later than three (3) Business Days after delivery to the Company of a notice of demand for payment for all reasonable and documented, out-of-pocket expenses of Parent and Merger Sub incurred in connection with the Transactions, pay Parent an amount equal to the amount of such expenses (not to exceed $3,247,500.00 in the aggregate) for which Parent has not theretofore been reimbursed by the Company (the “Parent Expenses”). Such expenses shall include all reasonable and documented, out-of-pocket expenses (including all reasonable and documented, out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions. Any amount paid pursuant to this Section 9.04(e) may be deducted from any amount that is subsequently paid under Section 9.04(d).

(f)     For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g)     The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. Parent shall promptly provide to the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04. If the Company fails to pay the Termination Fee or Parent Expenses or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or Parent Expenses or any portion thereof, the Company shall reimburse Parent and Merger Sub for their reasonable and documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(h)     Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.09 (which shall not be limited by this Section 9.04(h)), in the event that the Termination Fee and/or the Parent Expenses are paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of the Termination Fee and/or the Parent Expenses pursuant to this Section 9.04 shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and the Company Subsidiaries and any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement (including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise; provided, that the payment of the Parent Expenses pursuant to Section 9.04(e) shall not affect Parent’s right to receive the Termination Fee pursuant to Section 9.04(d) except to the extent set forth in the last sentence of Section 9.04(e); provided, further, that nothing in this Section 9.04(h) shall limit any right or remedy of Parent or Merger Sub with respect to fraud or Intentional and Material Breach by the Company or relieve the Company of any Liability with respect to fraud or its Intentional and Material Breach of this Agreement.

Section 9.05	Assignment; Benefit.

(a)     This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.

(b)     Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) the provisions of Section 6.10 (Director and Officer Liability), Section 8.02 (Effect of Termination) and Section 9.04(h) (Exclusive Remedy) shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) from and after the Effective Time, the holders of Shares (other than Parent and Merger Sub) shall be beneficiaries of the obligation to pay the Merger Consideration, (iii) from and after the acceptance of the Offer, the holders of tendered Shares shall be beneficiaries of the obligation to pay the Offer Price and (iv) from and after the Effective Time, the provisions of Section 2.08 (Treatment of Equity Awards) shall inure to the benefit of those entitled to the payments thereunder.

Section 9.06   Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07     Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.09   Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11   Entire Agreement. This Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12   Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement, the exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules against any party hereto that drafted or prepared such document is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HIGHER ONE HOLDINGS, INC.

By: /s/ Marc Sheinbaum

Name: Marc Sheinbaum

Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

WINCHESTER ACQUISITION HOLDINGS CORP.

By: /s/ Stuart Kupinsky

Name: Stuart Kupinsky

Title: Secretary

WINCHESTER ACQUISITION CORP.

By: /s/ Stuart Kupinsky

Name: Stuart Kupinsky

Title: Secretary

[Signatur Page to Agreement and Plan of Merger]

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if and only if:

(i)     at the Offer Expiration Time, there shall not have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares then-owned by Parent, Merger Sub or any of their respective Subsidiaries, represents a majority of the Shares then-outstanding (excluding from the denominator any Shares owned by the Company or the Company Subsidiaries) (the “Minimum Tender Condition”);

(ii)      at the Offer Expiration Time, any applicable waiting period under the HSR Act shall not have expired or been terminated;

(iii)     any of the following conditions shall exist at the time of Offer Expiration Time:

(A)     any Order issued by a Governmental Authority, or any Applicable Law shall be in effect that would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

(B)     any representation and warranty of the Company set forth (1) in Section 4.06(a) (Capitalization) or Section 4.24 (Brokers’ Fees) of the Merger Agreement shall not be true and correct in all respects, except to the extent that any inaccuracies in Section 4.06(a) or Section 4.24 would be de minimis; (2) in Section 4.11(b) (No Company Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects and/or (3) each other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct in all respects (after disregarding any qualifications that reference material, materiality or Company Material Adverse Effect) except to the extent that any inaccuracies in such representations or warranties would not constitute a Company Material Adverse Effect, in the case of clauses (B)(1), (B)(2) and (B)(3), as if such representations and warranties were made on and as of the Offer Expiration Time (or, in the case of such representations and warranties made only as of a specified time or date, on and as of such specified time or date);

(C)     the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

(D)     the Company shall have failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (B), (C) and (E) of this paragraph (iii) do not exist;

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(E)     since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect; or

(iv)     the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions set forth in clause (iii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions set forth in clauses (i) and (iv) may only be waived with the prior written consent of the Company. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

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